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                                                                      Exhibit 12

             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
          AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (DOLLARS IN THOUSANDS)


RATIO OF EARNINGS TO FIXED CHARGES:

                                                                    FISCAL YEAR ENDED
                                           ---------------------------------------------------------------------
                                                 1993         1994          1995          1996          1997
                                           ---------------------------------------------------------------------
Interest expense                             $   4,398    $   4,410      $   3,059      $  14,837     $  45,276
Capitalized interest                             7,084        8,294         18,043         17,670        29,440
Estimated interest
 portion of rent expense                         8,190        6,658          7,308          9,420         8,295
Amortization of financing cost                       3
                                           ---------------------------------------------------------------------
Fixed charges                                $  19,675    $  19,362      $  28,410      $  41,927     $  83,011
                                           =====================================================================

Income (loss) before
 income taxes                                $ 294,925    $ 423,759      $ 251,606      $(208,756)    $(100,832)
Fixed charges                                   19,675       19,362         28,410         41,927        83,011
Less:  interest charges capitalized             (7,084)      (8,294)       (18,043)       (17,670)      (29,440)
Amortization of capitalized interest             3,758        4,843          5,619          7,009         9,300
                                           ---------------------------------------------------------------------
Earnings (loss)                              $ 311,274    $ 439,670      $ 267,592      $(177,490)    $ (37,961)
                                           =====================================================================
Ratio of earnings to fixed charges               15.8x        22.7x           9.4x              *             *


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

Earnings (loss)                              $ 311,274    $ 439,670      $ 267,592      $(177,490)    $ (37,961)
                                           ---------------------------------------------------------------------
Fixed charges                                   19,675       19,362         28,410         41,927        83,011
Preferred stock dividend requirements           14,577       15,682             14
                                           ---------------------------------------------------------------------
Combined fixed charges & preferred
 stock dividends                             $  34,252    $  35,044      $  28,424      $  41,927     $  83,011
                                           =====================================================================
Ratio of earnings to combined fixed
 charges and preferred stock dividends           9.1x         12.5x           9.4x              *             *


* Earnings are inadequate to cover fixed charges in these periods. The earnings deficiency is $219,417 and $120,972 in 1996 and 1997 respectively.